KIRKPATRICK & LOCKHART LLP                      1800 Massachusetts Avenue, NW
                                                Suite 200
                                                Washington, DC 20036-1221
                                                202.778.9000
                                                202.778-9100
                                                www.kl.com


                                April 30, 2004


Potomac Insurance Trust
500 Fifth Avenue
Suite 415
New York, New York 10110

Ladies and Gentlemen:

      We have acted as counsel to Potomac Insurance Trust, a business trust formed under the laws of the Commonwealth of Massachusetts (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 13 to the Trust's Registration Statement on Form N-1A (File Nos. 333-93813; 811-09761) (the "Post-Effective Amendment"), regarding the issuance of Class A and Class B shares of beneficial interest of The Potomac VP U.S. Plus Fund, The Potomac VP U.S./Short Fund, The Potomac VP OTC Plus Fund, The Potomac VP OTC/Short Fund, The Potomac VP Dow 30SM Plus Fund, The Potomac VP Dow 30SM/Short, The Potomac VP Internet Plus Fund, The Potomac VP Internet/Short Fund, The Potomac VP Japan Plus Fund, The Potomac VP Japan/Short Fund, The Potomac VP Small Cap Plus Fund, The Potomac VP Small Cap/Short Fund, The Potomac VP MidCap Plus Fund, The Potomac VP MidCap/Short Fund, The Potomac VP Total Market Plus Fund, The Potomac VP Total Market/Short Fund and The Potomac VP Money Market Fund, and an indefinite number of Class A shares of beneficial interest of The Potomac VP Cardinal Fund and The Potomac VP Warwick Fund.

      You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Trust's Declaration of Trust, as amended, and Bylaws of the Trust, and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

      Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the Commonwealth of Massachusetts that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

      Based upon and subject to the foregoing, we are of the opinion that:

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KIRKPATRICK & LOCKHART LLP





       1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and

       2. When issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid, and nonassessable. In this regard, however, we note that the Trust is a Massachusetts business trust and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Trust.

      This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.



                                          Very truly yours,

                                          /s/ Kirkpatrick & Lockhart LLP

                                          Kirkpatrick & Lockhart LLP


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